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Exhibit 23.2

CONSENT OF MILLER AND LENTS, LTD. INDEPENDENT PETROLEUM ENGINEERS

        As independent petroleum engineers, Miller and Lents, Ltd. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of LRR Energy, L.P. of our report dated January 16, 2012, with respect to the report of reserves and future net revenues as of December 31, 2011 for LRR Energy, L.P., included in or made a part of the Annual Report on Form 10-K of LRR Energy, L.P. for the year ended December 31, 2011. We also hereby consent to all references to our firm included in the Registration Statement.

        The analysis, conclusions, and methods contained in the report are based upon information provided at the time the report was prepared, and Miller and Lents, Ltd. has not updated and undertakes no duty to update any results contained in the report. While the report may be used as a descriptive resource, investors are advised that we have not verified information provided by others except as specifically noted in the report, and we make no representation or warranty regarding the accuracy of such information. Moreover, the conclusions contained in such report are based on assumptions that we believed were reasonable at the time of their preparation and that are described in such report in reasonable detail. However, there is a wide range of uncertainties and risks that are outside of our control that may impact these assumptions, including but not limited to, unforeseen market changes, economic changes, natural events, actions of governments or individuals, and changes in or the interpretation of laws and regulations.

MILLER AND LENTS, LTD. Texas Registered Engineering Firm No. F-1442
By	/s/ LESLIE A. FALLON Leslie A. Fallon, P.E. Vice President

Houston, Texas
December 10, 2012

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  Exhibit 23.2
CONSENT OF MILLER AND LENTS, LTD. INDEPENDENT PETROLEUM ENGINEERS